Exhibit 10.18

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made between ICAgen, Inc. which has a place of business at 4222 Emperor Blvd. Suite 460, Durham, NC 27703 (hereinafter “ICAgen”), and Quintiles Inc., a North Carolina corporation having its principal place of business at 1007 Slater Road, Durham, North Carolina USA 27709 (hereinafter “Quintiles”). When signed by both parties, this Agreement will set forth the terms and conditions under which Quintiles agrees to provide certain services to ICAgen as set forth herein.

Recitals:

A. ICAgen is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. Quintiles is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries.

B. ICagen and Quintiles desire to enter into this Agreement to provide the terms and conditions upon which ICAgen may engage Quintiles from time-to-time to provide services for individual studies or projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

Agreement:

1.	Scope of the Agreement; Work Orders; Nature of Services.

(a)	Scope of Agreement. As a “master” form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1(b) below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by Quintiles and Quintiles’ corporate affiliates (see Section 16) and, accordingly, this Agreement represents a vehicle by which ICAgen can efficiently contract with Quintiles and its corporate affiliates for a broad range of services.

(b)

Work Orders. The specific details of each project under this Agreement (each “Project”) shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, “Work Order” or “Global Work Order,” collectively referred to as a “Work Order”). Each Work Order will include, as appropriate, the Project protocol, scope of work, time line, budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter.

(c)	Nature of Services. The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, preclinical services, pharmaceutical sciences services, medical device services, and other research and development services requested by ICAgen and agreed to by Quintiles as set forth in the relevant Work Order (collectively, the “Services”).

2.0	Payment of Fees and Expenses. ICAgen will pay Quintiles for fees, expenses and pass-through costs in accordance with each Work Order. Unless otherwise agreed in a particular Work Order, the following shall apply: (a) ICAgen shall reimburse Quintiles for all reasonable and necessary expenses and pass-through costs incurred in the performance of the Services; (b) Quintiles will invoice ICAgen monthly for the fees, expenses and pass-through cost relating to the Project; and, (c) ICAgen shall pay each itemized invoice within thirty (30) days of receipt. If any portion of an invoice is disputed, then ICAgen shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. ICAgen shall pay Quintiles interest in an amount equal to 1% per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder and not paid within 30 days of the receipt of the invoice.

3.0	Term. This Agreement shall commence on the date of execution and shall continue until terminated by either party in accordance with Section 15 below.

4.0

Change Orders. Any material change in the details of a Work Order or the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for a project or suspension of the project by ICAgen) may require changes in the budget and/or time lines, and shall require a written amendment to the Work Order (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Quintiles will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing,

ICAgen agrees that it will not unreasonably withhold approval of a Change Order, even if it involves a fixed price contract, if the proposed changes in budgets or time lines result from, among other appropriate reasons, forces outside the reasonable control of Quintiles or changes in the assumptions upon which the initial budge or time lines were based. Quintiles reserves the right to postpone effecting material changes in the Project’s scope until such time as the parties agree to and execute the corresponding Change Order.

5.0	Confidentiality. It is understood that during the course of this Agreement, Quintiles and its employees may be exposed to data and information which is confidential and proprietary to ICAgen. All such data and information (hereinafter “ICAgen Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Quintiles and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of ICAgen. All information regarding Quintiles’ pricing and Quintiles’ Property (as defined in Section 6.0 below), disclosed by Quintiles to ICAgen in connection with this Agreement is proprietary, confidential information belonging to Quintiles ( the “Quintiles Confidential Information”, and together with the ICAgen Confidential Information, the “Confidential Information”). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten years after the termination of the applicable Work Order.

The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or (d) is required by law to be disclosed.

6.0

Ownership and Inventions. All data and information generated or derived by Quintiles as the results of services performed by Quintiles under this Agreement shall be and remain the exclusive property of ICAgen. Any inventions that may evolve from the data and information described above or as the result of services performed by Quintiles under this Agreement shall belong to ICAgen and Quintiles agrees to assign its rights in all such inventions and/or related patents to ICAgen. Notwithstanding the foregoing, ICAgen acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles and which relate to its business or operations (collectively “Quintiles’ Property”). ICAgen and Quintiles agree that any Quintiles’ Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement are the sole and exclusive property of Quintiles.

At the completion of services by Quintiles, all materials and all other data owned by ICAgen, regardless of the method of storage or retrieval, shall either be (a) delivered to ICAgen in such form as is then currently in the possession of Quintiles, subject to the payment obligations set forth in Paragraph 2 herein, (b) retained by Quintiles for ICAgen for a period of two years, or (c) disposed of, at the direction and written request of ICAgen. ICAgen shall pay the costs associated with any of the above options. Quintiles, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials provided to ICAgen as the result of the Services, to be used solely to satisfy regulatory requirements or to resolve disputes regarding the Services.

7.0	Independent Contractor Relationship. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

8.0	Regulatory Compliance; Inspections. Quintiles agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry. Quintiles certifies that it has not been debarred under the Generic Drug Enforcement Act and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. ICAgen represents and certifies that no assignments or tasks requested by ICAgen shall violate any applicable law or regulation. ICAgen shall notify Quintiles promptly in writing of any FDA or other governmental inspection or inquiry concerning any study or Project to which its Services relate.

If any governmental or regulatory authority conducts, or gives notice to Quintiles of its intent to conduct, an inspection at any investigational site or to take any other regulatory action with respect to any Project or Services provided under this Agreement, Quintiles will promptly notify ICAgen, and, where reasonably practicable, Quintiles will notify

ICAgen prior to complying with such a demand or request. ICAgen, however, acknowledges that it may not direct the manner in which Quintiles fulfills its obligations to permit inspection by governmental entities. Quintiles will provide ICAgen with copies of any correspondence associated with such governmental or regulatory authorities inspection.

During the term of this Agreement, Quintiles will permit ICAgen’s representatives (unless such representative are competitors of Quintiles) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. Unless the costs of governmental or ICAgen audits and investigations are specifically included in the budget for a particular Work Order, ICAgen shall reimburse Quintiles for its time and expenses associated with such audits and investigations.

9.0	Relationship with Investigators. If a particular Work Order obligates Quintiles to contract with investigators or investigative site (collectively, “Investigators”) or facilitate ICAgen’s contracting with Investigators (or other independent contractors such as central laboratories), then any such contract shall be on a form mutually acceptable to Quintiles and ICAgen, and any material changes to such form shall be approved by ICAgen. ICAgen shall be responsible for promptly reviewing, commenting on and/or approving such form contracts and proposed changes. If ICAgen approves such a form, or any changes to the form, that deviate from the terms of this Agreement or a Work Order, then Quintiles shall have no liability for any such deviations. The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of Quintiles or ICAgen, and that Investigators shall exercise their own independent medical judgment. Quintiles’ responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement and the applicable Work Order. If Quintiles will be paying Investigators on behalf of ICAgen, the parties will agree in the applicable Work Orders as to a schedule of amounts to be paid to Investigators. ICAgen acknowledges and agrees Quintiles will only pay Investigators from advances or pre-payments received from ICAgen for Investigators’ services and that Quintiles will not make payments to Investigators prior to receipt of sufficient funds from ICAgen. ICAgen acknowledges and agrees that Quintiles will not be responsible for delays in a Study or Project to the extent that such delays are caused by ICAgen’s failure to make adequate pre-payment for Investigators’ services. ICAgen further acknowledges and agrees that payments for Investigators’ services are pass-through payments to third parties and are separate from payments for Quintiles’ Services. ICAgen agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator.

10.0	Conflict of Agreements. Quintiles represents to ICAgen that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Quintiles agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the services contemplated under this Agreement.

11.0	Publication. Project results may not be published or referred to, in whole or in part, by Quintiles or its affiliates without the prior expressed written consent of ICAgen. Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior, written consent.

12.0	Limitation of Liability. Neither Quintiles, nor its affiliates, nor any of its or their respective directors, officers, employees or agents shall have any liability of any type (including, but not limited to, contract, negligence, and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement, any Work Order, or the Services performed by Quintiles hereunder, even if such damages may have agreed foreseeable to Quintiles. In addition, in no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability) of Quintiles and its affiliates and its and their respective directors, officers, employees and agent under this Agreement or any Work Order hereunder exceed the amount of fees actually received by Quintiles from ICAgen for the assignment or task from which such liability arose.

13.0	Indemnification. ICAgen shall indemnify, defend and hold harmless Quintiles and its affiliates, and its and their directors, officers, employees and agents (each, a “Quintiles Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “Losses”) resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement or any Work Order relates), except to the extent such Losses are determined to have resulted solely from the negligence or intentional misconduct of the Quintiles Indemnified Party seeking indemnity hereunder.

14.0	Indemnification Procedure. Quintiles shall give ICAgen prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with ICAgen and its legal representatives in the investigation of any matter the subject of indemnification. Quintiles shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this Indemnification provision.

15.0	Termination. This Agreement or any Work Orders may be terminated without cause by ICAgen at any time during the term of the Agreement on sixty (60) days prior written notice to Quintiles. Either party may terminate this Agreement or any Work Order for material breach upon thirty (30) days written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. In the event that Quintiles determines, in its sole discretion, that its continued performance of the Services contemplated by this Agreement would constitute a potential or actual violation of regulatory or scientific standards of integrity, Quintiles may terminate this Agreement or the applicable Work Order, by giving written notice stating the effective date (which may be less than thirty days from the notice date) of such termination. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

In the event this Agreement or Work Order is terminated, ICAgen shall pay Quintiles for all Services performed in accordance with any Work Order hereunder, and reimburse Quintiles for all costs and expenses incurred in performing those Services. If payments in a terminated Work Order are milestone-based, and the Work Order is terminated after costs have been incurred by Quintiles toward achieving a milestone, but that milestone has not yet been completed, ICAgen will pay Quintiles’ standard fees for actual work performed toward that milestone up to the date of termination. Upon receipt of a termination notice, Quintiles shall cease performing any work not necessary for the orderly close out of the affected Project or for the fulfillment of regulatory requirements. ICAgen shall pay for all actual costs, including time spent by Quintiles personnel (which shall be billed at Quintiles’ standard rates in effect as of the date of the termination notice), incurred to complete activities associated with the termination and close out of affected Projects, including the fulfillment of any regulatory requirements. If the termination is not due to a breach by Quintiles, ICAgen also shall pay the standard rates of any Quintiles personnel exclusively assigned to the affected Projects (provided that such personnel’s time is not already being billed for close-down services) from the date of the notice of termination until thirty days from receipt of the notice, whichever comes first. Quintiles shall make all reasonable efforts to promptly re-assign such personnel.

Upon the termination of this Agreement or any Work Order, Quintiles shall deliver to ICAgen all data and materials provided by ICAgen to Quintiles for the conduct of Services under the impacted Project(s). All statistical data, all statistical reports, all data entries and any other documentation produced as the result of Services performed by Quintiles under the impacted Project(s) shall be delivered to ICAgen upon payment to Quintiles for all Services completed in accordance with the applicable Work Order.

16.0	Relationship with Affiliates. ICAgen agrees that Quintiles may use the Services of its corporate affiliates to fulfill Quintiles’ obligations under this Agreement and any Work Order. Any affiliate so used shall be subject to all of the terms and conditions applicable to Quintiles under this Agreement or any Work Order, and entitled to all rights and protections afforded Quintiles under this Agreement and any Work Order. Quintiles agrees that ICAgen’s affiliates may use the services of Quintiles (and its affiliates) under this Agreement. In such event, such ICAgen’s affiliates shall be bound by all the terms and conditions of this Agreement and any Work Order and entitled to all rights and protections afforded ICAgen under this Agreement and any Work Order. Any such affiliate of ICAgen or Quintiles may execute a Work Order directly. The term “affiliate” shall mean all entities controlling, controlled by or under common control with ICAgen or Quintiles, as the case may be. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

17.0	Cooperation; Sponsor Delays; Disclosure of Hazards. ICAgen shall forward to Quintiles in a timely manner all data and information in ICAgen’s possession or control necessary for Quintiles to conduct the Services. Quintiles shall not be liable to ICAgen nor be deemed to have breached this Agreement or any Work Order for errors, delays or other consequences arising from ICAgen’s failure to timely provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations. ICAgen acknowledges that, if it materially delays or suspends performance of the Services, then the personnel and/or resources originally allocated to the project may be re-allocated, and Quintiles will not be responsible for delays due to required re-staffing or re-allocation of resources. ICAgen shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by ICAgen and ICAgen shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

18.0	Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required, hereunder by reasons of strike, lockouts, labor disputes, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, severe weather or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

19.0

Notices and Deliveries. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Quintiles:	If to ICAgen:

Paula Brown Stafford	P. Kay Wagoner
Vice President, Business Development	President and CEO
Quintiles, Inc.	ICAgen, Inc.
1007 Slater Road	4222 Emperor Blvd Suite 460
Durham, NC 27703	Durham, NC 27703

With a copy to:

Quintiles Transnational Legal Department
P.O. Box 13979
Research Triangle Park, North Carolina
27709-3979
Attention: John Russell

If ICAgen delivers, ships, or mails materials or documents to Quintiles, or requests that Quintiles deliver, ship, or mail materials or documents to ICAgen or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailing shall be born by ICAgen.

20.0	Insurance. Each party will maintain, for the duration of this Agreement, insurance in an amount that it reasonably believes will be adequate to cover its obligations hereunder, and, upon request, each party will provide to the other party a certificate of insurance showing that such insurance is in place.

21.0	Foreign Currency Exchange. For all Work Orders in which Quintiles will earn fees or incur expenses in excess of one million U.S. Dollars in a currency differing from the invoice and payment currency, a foreign currency exchange provision will be included in the Work Order.

22.0

Inflation Adjustments. Where services in a Work Order are provided by Quintiles over multiple calendar years, Quintiles may increase or decrease its fees at the beginning of each subsequent calendar year to reflect increases or decreases in Quintiles’ business costs on a prospective basis only. Quintiles fees may be increased or decreased for the next 12 month period using the average percentage change in the wages/earnings survey as published in The Economist for the currency of invoice over the preceding 12 month period, or where multiple currencies have been used to build up Quintiles’ fees, using a weighted average percentage change in the wages/earnings survey as published in The Economist for the respective currencies.

23.0	Assignment. Except as stated above in Section 16, Quintiles may not assign any of its rights or obligations under this Agreement to any party without the express, written consent of ICAgen. ICAgen may not assign any of its rights or obligations under this Agreement to any party without the express, written consent of Quintiles, unless ICAgen reasonably demonstrates that the assignee has the financial resources to perform the obligation under this Agreement.

24.0	Choice of Law and Enforceability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, exclusive of its conflicts of laws provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provision be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

25.0	Survival. The rights and obligations of ICAgen and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, right with respect to product-related inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement or any Work Order.

26.0	Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at the office of the AAA closest to the Quintiles office having responsibility for the Project, and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA Rules.

27.0	Entire Agreement and Modification. This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. Any modifications to the provisions herein must be in writing and signed by the parties.

28.0	Year 2000 Program. Quintiles has developed a Year 2000 Compliance Program and is executing such program to assess and reduce the extent to which Quintiles’ hardware, software and embedded systems may be susceptible to errors or failures associated with the processing of date values. In the event that any data, reports or materials that are delivered by Quintiles to ICAgen are inaccurate as a result of such errors or failures, then Quintiles will fix or, if necessary, re-perform the deliverables at its own expense within mutually agreeable timeframes.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Quintiles Inc.		ICAgen, Inc.

By:	/s/ PAULA BROWN STAFFORD	By:	/s/ P. KAY WAGONER

	Paula Brown Stafford Vice President, Business Development		P. Kay Wagoner President and CEO

Date: 12/11/98		Date: 12/7/98
FEDERAL ID# 56-1323952

GLOBAL WORK ORDER

This Global Work Order (“Global Work Order”) is between ICAgen, Inc. (“ICAgen”) and Quintiles, Inc. (“Quintiles”) and relates to the Master Services Agreement dated the      day of             , 19    , (the “Master Agreement”). Pursuant to the Master Agreement, Quintiles has agreed to perform certain services in accordance with written work orders, such as this one, entered into from time to time describing such services.

The parties hereby agree as follows:

1. Global Work Order. This document constitutes a “Global Work Order” under the Master Agreement and this Global Work Order and the services contemplated herein are subject to the terms and provisions of the Master Agreement.

2. Services and Payment of Fees and Expenses. The specific services contemplated by this Global Work Order (the “Services”) and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

SCOPE OF WORK	ATTACHMENT 1
PROJECT BUDGET	ATTACHMENT 2
TIMELINE	ATTACHMENT 3
PAYMENT SCHEDULE	ATTACHMENT 4

3. Term. The term of this Global Work Order shall commence on the date of execution and shall cotinue until the services described in Attachment 1 are completed, unless this Work Order is terminated in accordance with the Master Agreement

4. Affiliates and Subcontractors. ICAgen agrees that Quintiles may use the services of its corporate affiliates to fulfill Quintiles’ obligations under this Global Work Order. Any such affiliates shall be bound by all the terms and conditions of, and be entitled to all rights and protections afforded under, the Master Agreement and this Work Order. Any subcontractors or consultants (other than Quintile’ affiliates) that will be used by Quintiles in performing the Services are listed below:

5. Amendments. No modification, amendment, or waiver of this Global Work Order shall be effective unless in writing and duly executed and delivered by each party to the other.

6. Currency Exchange.

7. Inflation and Cost Adjustment.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Quintiles, Inc.	ICAgen, Inc.

By:	By:

Title:	Title:

Date:	Date:

WORK ORDER

This Work Order (“Work Order”) is between ICAgen, Inc. (“ICAgen”) and Quintiles, Inc. (“Quintiles”) and relates to the Master Services Agreement dated the      day of             , 19    , (the “Master Agreement”) and the Global Work Order dated the      day of             , 19    . Pursuant to the Master Agreement, Quintiles has agreed to perform certain services in accordance with written work orders, such as this one, entered into from time to time describing such services.

The parties hereby agree as follows:

1. Work Order. This document constitutes a “Work Order” under the Master Agreement and Global Work Order and this Work Order and the services contemplated herein are subject to the terms and provisions of the Master Agreement and Global Work Order.

2. Services and Payment of Fees and Expenses. The specific services contemplated by this Work Order (the “Services”) and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

SCOPE OF WORK	ATTACHMENT 1
PROJECT BUDGET	ATTACHMENT 2
TIMELINE	ATTACHMENT 3
PAYMENT SCHEDULE	ATTACHMENT 4

3. Term. The term of this Work Order shall commence on the date of execution and shall continue until the services described in Attachment 1 are completed, unless this Work Order is terminated in accordance with the Master Agreement

4. Affiliates and Subcontractors. ICAgen agrees that Quintiles may use the services of its corporate affiliates to fulfill Quintiles’ obligations under this Work Order. Any such affiliates shall be bound by all the terms and conditions of, and be entitled to all rights and protections afforded under, the Master Agreement and this Work Order. Any subcontractors or consultants (other than Quintile’ affiliates) that will be used by Quintiles in performing the Services are listed below:

5. Amendments. No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each party to the other.

6. Currency Exchange.

7. Inflation and Cost Adjustment.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Quintiles, Inc.	ICAgen, Inc.

By:	By:

Title:	Title:

Date:	Date: